Exhibit (e)(4)

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”), dated as of 09/05/2023, (the “Effective Date”) is entered into by and between (i) Madeleine Charging BV (“Madeleine”), a company organized and existing under the laws of the Netherlands, with offices at Zuidplein 126, WTC Tower H, 15th Floor,1077 XV Amsterdam, and (ii) Allego Holding N.V, a company organized and existing under the laws of the Netherlands, with offices at Westervoortsedijk 73 KB, 6827 AV Anhem (“Allego Holding”). Each referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, this Agreement is made in order for each Party to obtain from the other Party Confidential Information (as defined below) for the sole purpose of permitting the Parties to share information to assist Madeleine in its strategic review of its ownership interest in Allego N.V., a company organized and existing under the laws of the Netherlands, and the parent company to Allego Holding (the “Company” and such purpose, the “Purpose”).

WHEREAS, the Parties will allow such access only if their Confidential Information is protected pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as set forth above and as follows:

1. Definitions.

(a) “Confidential Information” means all information, of any nature and in any form, whether written, oral, or recorded or transmitted electronically or by tape or other similar manner, which is furnished directly or indirectly by the Disclosing Party (or by an affiliate thereof) to the Receiving Party (or an affiliate thereof).

Any provision in this Agreement to the contrary notwithstanding, Confidential Information shall not include information or data, which is (1) already known to or otherwise in the possession of the Receiving Party and is not subject to any confidentiality obligation to a third party (other than, in any such case, information that Madeleine has received about the Company or any of its subsidiaries as a result of its ownership interest in the Company), (2) publicly available, or otherwise in the public domain, without violation of any confidentiality obligation hereunder, (3) rightfully obtained by the Receiving Party or its affiliate from any third party without restriction and without breach of any confidentiality obligation by either the Receiving Party or such third party, (4) developed by the Receiving Party or its affiliate independent of any disclosure hereunder (or, in the case of Madeleine, other information that it has obtained, directly or indirectly, by or on behalf of the Company or its subsidiaries as a result of its ownership interest in the Company), as evidenced by written records, or (5) required to be disclosed (provided the Receiving Party complies with Section 2(c) below) by the order of a court or administrative or self-regulated administrative body of competent jurisdiction (but only to the extent of that particular disclosure); duplicates of such information still in the possession of the Receiving Party after such disclosure shall remain Confidential Information hereunder.

(b) “Disclosing Party” means the Party who directly or indirectly furnishes (or has furnished through an affiliate) Confidential Information to the other Party (or an affiliate thereof).

(c) “Receiving Party” means the Party who directly or indirectly receives Confidential Information from the Disclosing Party (or an affiliate thereof).

2. Confidentiality and Use.

(a) All Confidential Information shall be maintained in confidence by the Receiving Party, which shall use the same degree of care, but no less than a reasonable degree of care, in handling and safeguarding Confidential Information that it uses in handling and safeguarding its own confidential information. Except as otherwise expressly provided in this Agreement, the Receiving Party shall not disclose to any third party the Disclosing Party’s Confidential Information without the prior written consent of the Disclosing Party. The Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than the Purpose. The Parties recognize that if, after fulfilling the Purpose, they decide to collectively pursue a business transaction or relationship together, then a new or amended confidentiality agreement would be required between the Parties unless otherwise mutually agreed at the time.

(b) Access to and use of Confidential Information shall be restricted to those employees and persons within the Receiving Party’s organization, including its affiliates and consultants, who (1) have a need to use the information to fulfill the Purpose and (2) are subject to a non-disclosure or confidentiality obligations pursuant to employment or engagement which are no less stringent than this Agreement (collectively, “Representatives”); provided, however, that a disclosure of Confidential Information by a Receiving Party’s Representative shall be deemed under this Agreement a disclosure by the Receiving Party itself, and the Receiving Party shall be responsible for any violations of this Agreement by its Representatives. The Receiving Party shall inform such Representatives of the confidential nature of the Confidential Information.

(c) If a court or administrative body of competent jurisdiction or a government agency with jurisdiction over the Receiving Party legally requires the disclosure of Confidential Information, to the extent legally permitted to do so, the Receiving Party shall notify the Disclosing Party prior to disclosing Confidential Information and shall (at the Disclosing Party’s cost) cooperate with the Disclosing Party if the Disclosing Party elects to legally contest, request confidential treatment, or otherwise avoid such disclosure. In the event that no protective order or other remedy is obtained, then the Receiving Party may disclose only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required to be disclosed.

3. No license. Except with respect to using Confidential Information in connection with the Purpose, nothing in this Agreement shall be construed as granting the Receiving Party whether expressly, by implication, estoppel, or otherwise, any license or any right to use any Confidential Information received from the Disclosing Party.

4. No further obligation. Nothing in this Agreement shall obligate either Party to provide any Confidential Information, to enter into any further agreement, or to negotiation with the other Party, or to refrain from entering into any agreement or negotiation with any third party.

5. Return of Confidential Information. All Confidential Information disclosed pursuant to this Agreement, including any copies thereof, shall remain the property of the Disclosing Party and is loaned to the Receiving Party for use solely in connection with this Agreement and the Purpose. Within fifteen (15) days of (a) the written request by the Disclosing Party, at any time during the term of this Agreement, (b) termination of this Agreement, or (c) the expiration of this Agreement, the Receiving Party shall cease all use of Confidential Information received hereunder and, at the Disclosing Party’s sole discretion, either return to the Disclosing Party or destroy the Disclosing Party’s Confidential Information. In the event of such requested destruction, the Receiving Party shall provide to the Disclosing Party written certification of compliance therewith within fifteen (15) days of such written request. The Receiving Party may retain one archival copy for its legal files and for use only in resolving a dispute concerning this Agreement and other copies as may be stored on its electronic records system as a result of automated backup systems or as may be otherwise required by law, other regulatory requirements, or internal document retention policies.

6. Inconsistent Legends. The provisions of this Agreement shall apply to Confidential Information disclosed or received hereunder notwithstanding any proprietary or restrictive legend or statements inconsistent with or less stringent than this Agreement which may be printed on or associated with any Confidential Information disclosed pursuant to this Agreement.

7. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. The Parties hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the Netherlands for any actions, suits or proceedings arising out of or relating to this Agreement and waive to the fullest possible extent, the defence of an inconvenient forum.

8. Breach. The Parties understand and agree that Confidential Information will be disclosed in reliance upon the agreements made herein. Any breach of any provision hereof by a Party may cause irreparable harm and damage to the non-breaching Party. The Parties hereby expressly agree that the non-breaching Party shall be entitled to seek the remedies of injunction, specific performance, and other equitable relief to prevent a breach of any provision of this Agreement without the necessity of posting a bond. The provisions of this Section 8 shall not be construed, however, as a waiver of any other rights that a Party may have for damages or other relief.

9. GDPR. The Parties hereby certify that they have implemented a framework in compliance with applicable data protection regulations, including, but not limited to, the Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“GDPR”), as implemented or complemented by the applicable national laws.

In conducting the performance of this Agreement, the Parties may need to process personal information. This may be personal information of individuals or personal information relating to third persons which the Parties may receive from each other or from others on their behalf (for example, contact details for individuals within Parties organisation). Examples of such information may include names, e-mail addresses, phone numbers, client records, anti-money laundering checks, know-your-client procedures, crime prevention and legal and other information relevant to business and the individuals representing Parties’ business.

When processing the personal information, the Parties subject to data protection legislation will generally act as a data controller. Each of the Parties agrees to comply with all applicable data protection legislation from time to time, where (and to the extent that) the Parties hold personal information received from each other. In particular, in each of the Parties capacities as data controllers:

(a)

Each Party confirms that where it transfers, or causes to be transferred, any personal information to another Party, that all such information will comply with law, and will be accurate and up-to-date and furthermore that this Party is entitled to transfer the data (or authorise its transfer) and that the other Party(ies) may lawfully use the information for the purpose for which it was transferred;

(b)	Each Party agrees that other Party(ies) will use the personal information solely for the purpose for which it/they receive it;

(c)

Each Party will take reasonable steps to only transfer personal information to another Party which is reasonably likely to be needed in order for the other Party(ies) to perform this Agreement, and where the Party is unsure of what information is needed, that Party will ask the other(s);

(d)

the Parties will co-operate to ensure that any transfer of personal information between them is done in a manner which complies with their respective obligations under the data protection legislation and the Parties will co-operate to ensure that there are appropriate measures in place to protect the relevant data subjects.

9. MNPI. Madeleine acknowledges that the Confidential Information of Allego Holding may contain material, non-public information (“MNPI”) of the Company. Madeleine is aware, and will advise its Representatives who are informed of the matters of this Agreement, of the restrictions imposed by the U.S. federal and state securities laws on the purchase or sale of securities by any person who has received MNPI from the issuer of such securities, and on the communication of such information to any other person when it is reasonably foreseeable the other person is likely to purchase or sell such securities in reliance on that information.

10. Termination and Expiration. This Agreement and the obligations of the Parties hereunder will automatically expire two (2) years after the Effective Date

11. Assignment. This Agreement may not be assigned by either Party without the advance written consent of the other. This Agreement shall be binding upon the Parties and upon their respective legal representatives, successors and permitted assigns.

12. Entire Agreement; Counterparts. This Agreement (a) contains the entire understanding between the Parties with respect to Confidential Information, (b) supersedes all prior communications and understandings with respect thereto, whether written or oral, (c) shall inure to the benefit of and be binding upon all parent, subsidiary, affiliated, and successor organizations of the Parties; and (d) may not be modified in any manner, except by written amendment duly executed by the authorized representatives of each of the Parties hereto. This Agreement may be executed in two (2) or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same instrument and shall become effective when one or more counterparts, facsimiles or electronic signatures have been executed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart, facsimile or form of electronic signature.

IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the date first set forth above.

Madeleine Charging B.V.		Allego Holding N.V.

/s/ Emmanuel Rotat		/s/ Mathieu Bonnet
Signature		Signature

Title	Director	Title	CEO
Printed Name Emmanuel Rotat		Printed Name Mathieu Bonnet